Exhibit 99.1

February 18, 2015

Lacy and Duffey Join Franklin Financial, F&M Trust Boards

(Chambersburg, PA)  Tricia Lacy and Greg Duffey have been appointed to the Board of Directors of Franklin Financial Services Corporation and its subsidiary, Farmers & Merchants Trust Company of Chambersburg (F&M Trust). Lacy and Duffey have been appointed to Class B, with a term expiring in 2016.

Lacy currently serves as President and Director of the Beistle Company, headquartered in Shippensburg, which was founded in 1900 as a family-owned business. Since becoming President in 2002, Lacy successfully led the company to become a world renowned manufacturer of decorations and party goods. Her previous roles include General Counsel and Director of Human Resources for Beistle, and she also served as Staff Judge Advocate for the United States Air Force. Lacy earned a bachelor’s degree from Temple University and received her Juris Doctoris from the Dickinson School of Law. She resides in Mechanicsburg and is an active member of the community, having served in various leadership capacities with local organizations including the Lutheran Social Services Home Care Board and PA Early Learning Investment Commission.

Duffey is a partner with the Craig, Friedly, Potter & Moore (CFP&M) Insurance Agency, an independent agency based in Waynesboro. Duffey entered the insurance industry after attending Shippensburg University, and later became licensed in property and casualty insurance. He was sole owner of the Craig-Friedly Insurance Agency, which merged with the K.G. Potter Agency in 2000 to form CFP&M. Duffey has received several honors for his business accomplishments and community service, including the Waynesboro Chamber Business Person of the Year. He is heavily involved with the community and has served on a number of local boards such as the United Way of Franklin County, Waynesboro Area YMCA, Waynesboro Country Club and Franklin County Area Development Corporation. Most recently, he was Lead Gifts Co-Chairman for the Waynesboro Area Business, Education and Community (WABEC) Foundation capital campaign.

“The appointments of Tricia and Greg reflect our continued commitment to finding dedicated community leaders and advocates to help guide our company,” said William E. Snell, Jr., President and CEO. “Their years of experience and expertise in their respective fields will be invaluable as we grow and enhance our services to local customers.”

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.